EXHIBIT 99.2
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                               ITEM 7 INFORMATION

                  The securities being reported on by Shanghai Alliance Investments Limited, as a parent holding company, are beneficially owned by Sino-Alliance International Group, a Cayman Islands exempted company, and Best Bluechip Investments Limited, a British Virgin Islands exempted company.